EXHIBIT 99.1

March 5, 2024

TO:	All Stockholders (Addressed Individually)

SUBJECT:	Report from the President

A Critical, Stabilizing Role

On February 15, 2024, the House Financial Services Committee’s Subcommittee on Financial Institutions and Monetary Policy held a hearing entitled Lender of Last Resort: Issues with the Fed Discount Window and Emergency Lending to consider potential legislative changes to the distribution of emergency liquidity in times of market stress. The hearing was timely, as later this month, we will mark one year since the intense market turmoil that roiled the banking industry amid the collapses of four financial institutions.

During the hearing, the Federal Home Loan Banks’ foundational role of liquidity provider to our members – especially smaller institutions for which we may be the only access to the capital markets – was highlighted several times, with a focus on preserving this crucial, daily function. In a letter for the record submitted to the Subcommittee in advance of the hearing, Ryan Donovan, president and CEO of the Council of Federal Home Loan Banks, noted the importance of our “financial first responder” role during periods of turmoil in the markets:

We recognize the Federal Reserve’s role as the lender of last resort for banks and credit unions. However, during times of market instability the FHLBanks have traditionally played a critical role of the first responder for otherwise healthy members, including during the Great Financial Crisis, the early days of the COVID-19 pandemic, and throughout March 2023. As financial first responders, the liquidity we provide serves to stabilize the mortgage market and the broader financial system.

While much of the coverage of March 2023 focused on the bank failures, the true story of last year is the contagion that wasn’t, due to the fast intervention from our federal government and the stabilizing impact of access to Federal Home Loan Bank funding to healthy members to help them weather the storm. In the span of two weeks in 2023, the Federal Home Loan Bank System quickly responded to extraordinary liquidity needs from members across the country, serving in that financial first responder mode as a reliable source of funding amid a volatile market. Systemwide advances peaked at more than $1 trillion during this period, but this access to liquidity played a stabilizing role, and as the short-lived banking crisis passed, members returned the excess funding they borrowed in response to the volatility, with advances balances normalizing at lower levels over the remaining three quarters of the year. As Mr. Donovan highlighted in his letter, the importance of this role was highlighted in an April 2023 report from The Urban Institute:

This stabilizing role has been critical several times in recent memory alone, as alternative sources of capital fled the system, and the Fed was yet to step in as the lender of last resort. Without the FHLBs, these downturns in the economic cycle would have been significantly more painful, with greater swings in the cost and availability of credit, exacting greater damage on the economy.

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Time and again, the Federal Home Loan Bank System has proven that it is essential to the stability of the U.S. financial system, as local lenders across the nation look to their Home Loan Bank cooperative for readily accessible liquidity in a volatile and challenging market.

FHLBNY Announces Record Results for 2023

Of course, the Federal Home Loan Banks do not exist only to lend in times of stress: access to our liquidity is something our members plan for, depend on and incorporate into their funding strategies in all market environments. And so even as advance activity quickly scaled back from our mid-March 2023 peak as the market stabilized, members continued to access their Home Loan Bank for dependable, everyday funding to help meet the needs of customers and communities throughout the year. We closed the year with $108.9 billion in advances to our members, which drove a record year for our franchise: $751.1 million in net income, an 80 percent increase from 2022 and about one-third higher than our previous record. The Federal Home Loan Bank System as a whole also had a very strong year, with $6.7 billion in income across the 11 Federal Home Loan Banks. The System ended the year with $809.5 billion in advances – down significantly from the first quarter peak, reflecting both the stabilizing role of our funding to help members with temporary liquidity issues and the continued importance of access to reliable liquidity for America’s local lenders as they utilize our funding to support the flow of credit to communities across the country.

Delivering On Our Mission Strengthens Our Community Support

Our ability to execute on our foundational liquidity mission supports our work in these communities, and our record earnings in 2023 means that we will be able to make record contributions through our Affordable Housing Program (“AHP”) in 2024, allocating $83.5 million from our earnings to fund grants this year, joining with our members and housing partners to get this key source of funding support to where it matters most. This is in addition to the $23.2 million in voluntary contributions we made throughout 2023, supporting a wide range of housing and community development initiatives.

Our community support activities do not end with the annual AHP grants. For example, later this month, we will launch the second round of our 0% Development Advance (“ZDA”) Program. The ZDA Program provides members with subsidized funding in the form of interest rate credits to assist in originating loans or purchasing loans/investments that meet the eligibility criteria under our Business Development Advance, Climate Development Advance, Infrastructure Development Advance and/or Tribal Development Advance products. We will make a total of $10 million in these interest rate credits available for the ZDA Program when it launches, with a per member cap of $250,000 in place to ensure equitable access across our cooperative. Our members’ response to last year’s inaugural ZDA Program launch was outstanding, and we are looking forward to another year of strong participation.

As our performance for 2023 reflects, the Federal Home Loan Banks’ public benefit extends beyond these activities. The liquidity we provide to our members not only provides stability in times of stress, but is put to work every day in every community across the country, supporting the extension of credit and the funding of mortgages, small business loans and other lending activities that strengthen communities. Access to Home Loan Bank funding helps foster the nationwide ecosystem of local lenders, creating a diverse financial system that does not exist anywhere else and one which ensures the continued flow of credit to all reaches of our nation. That is the foundational mission and purpose of the Federal Home Loan Banks. We successfully acted on this mission throughout 2023, and we look forward to another year of delivering for our members and communities in 2024.

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Sincerely,

José R. González

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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